No: W01185427
Date: 07/05/2018

IOWA

SECRETARY OF STATE

490 DP-366149
WESTERN LUCRATIVE ENTERPRISES, INC

ACKNOWLEDGEMENT OF DOCUMENT FILED

The Secretary of State acknowledges receipt of the following document:

Articles of Merger

The document was filed on Jul 3 2018 11:40AM, to be effective as of Jul 3 2018 11:40AM.

The amount of $50.00 was received in full payment of the filing fee.

STATE OF IOWA 1838 1848 SEAL SECRETARY OF STATE

Paul D. Pate

PAUL D. PATE SECRETARY OF STATE

366149 - NS

ARTICLES OF MERGER
OF
WESTERN LUCRATIVE ENTERPRISES, INC.
AND
ZHONG YA INTERNATIONAL LIMITED

To the Secretary of State of State of Iowa,

Pursuant to the provisions of the Iowa Business Corporation Act (the "IBCA"), the domestic corporation and the foreign corporation hereinafter named do hereby submit the following Articles of Merger.

FIRST: Annexed hereto and made a part hereof is the Agreement and Plan of Merger (the "Plan") for merging Western Lucrative Enterprises, Inc., an Iowa corporation ("WLUC") with and into Zhong Ya International Limited, a Nevada corporation ("Zhong Ya"), as adopted by resolution adopted at a meeting by the board of directors of WLUC on May 25, 2018, and adopted by resolution adopted at a meeting by the board of directors of Zhong Ya on June 1, 2018. The merger of WLUC with and into Zhong Ya is to be effective upon the later of (i) the filing of these Articles of Merger with the Secretary of State of the State of Iowa and said Secretary shall have accepted such Articles of Merger; or (ii) the filing of an executed Articles of Merger meeting the requirements of the Nevada Revised Statutes (the "NRS") shall have been accepted by the Secretary of State of the State of Nevada and said secretary shall have issued a Certificate of Merger.

SECOND: The Plan and the performance of its terms, including without limitation, the merger of WLUC with and into Zhong Ya, were duly approved by the shareholders of WLUC as required by the IBCA and WLUC's Articles of Incorporation.

THIRD: The Plan and the performance of its terms, including without limitation, the merger of WLUC with and into Zhong Ya, were duly approved by the shareholders of Zhong Ya as required by the NRS and Zhong Ya's Articles of Incorporation.

WESTERN LUCRATIVE ENTERPRISES, INC.

By: ______________________
Wenjian Liu
Chief Executive Officer

ZHONG YA INTERNATIONAL LIMITED

By: ______________________
Wenjian Liu
President

{00602932.DOCX.1}

AGREEMENT AND PLAN OF MERGER
OF
WESTERN LUCRATIVE ENTERPRISES, INC.
(an Iowa corporation)
INTO
ZHONG YA INTERNATIONAL LIMITED
(a Nevada corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2018 (this "**Agreement**"), is made by and between **Western Lucrative Enterprises, Inc.**, an Iowa corporation ("**Parent**"), and **Zhong Ya International Limited**, a Nevada corporation ("**Subsidiary**"). Parent and Subsidiary are sometimes collectively referred to herein as the "**Constituent Companies.**"

RECITALS

WHEREAS, Parent is a corporation organized under the laws of the State of Iowa;

WHEREAS, Subsidiary is a corporation organized under the laws of the State of Nevada; and

WHEREAS, the Parent has determined that, for the purpose of reincorporating the Parent in the state of Nevada, it is advisable and in the best interests of Parent and its shareholders that Parent merge with and into Subsidiary under and pursuant to the provisions of the Nevada Revised Statutes ("**NRS**") and the Iowa Business Corporation Act (the "**IBCA**"), as applicable, and upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Subsidiary and Parent hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

AGREEMENT

I. MERGER

1.1. *Merger*. In accordance with the provisions of this Agreement, the NRS and the IBCA, Parent shall be merged with and into Subsidiary (the "**Merger**"), the separate existence of Parent shall cease and Subsidiary shall survive the Merger and shall continue to be governed by the laws of the State of Nevada, and Subsidiary shall be, and is herein sometimes referred to as, the "**Surviving Company**". The name of the Surviving Company shall remain Zhong Ya International Holdings Group Limited.

1.2. *Filing and Effectiveness*. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a) This Agreement shall have been adopted by the sole director and shareholder of Subsidiary pursuant to the IBCA and this Agreement shall have been approved by the board of directors of the Parent and by a majority of the shareholders of Parent in accordance with the requirements of the NRS;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) A Certificate of Merger meeting the requirements of the NRS (the "**NV Certificate of Merger**") shall have been filed with the Secretary of State of Nevada, and a certificate of merger meeting the requirements of the IBCA (the "**IA Certificate of Merger**") shall have been filed with the Secretary of State of Iowa.

The date and time when the Merger shall become effective, as aforesaid, is herein called the "**Effective Time.**"

1.3. *Effect of the Merger*. Upon the Effective Time, the separate existence of Parent shall cease and Subsidiary, as the Surviving Company, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by Subsidiary's board of directors and shareholders and Parent's board of directors and shareholders, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Parent in the manner and in accordance with the NRS, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Subsidiary as constituted immediately prior to the Effective Time, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Parent in the same manner as if Subsidiary had itself incurred them, all as more fully provided under the applicable provisions of the NRS and the IBCA.

II. CHARTER DOCUMENTS

2.1. The Article of Incorporation of Subsidiary and the bylaws of the Subsidiary as in effect immediately prior to the Effective Time shall continue in full force and effect as the Article of Incorporation and bylaws of the Surviving Company until duly amended in accordance with the provisions thereof and applicable law.

III. MANNER OF CONVERSION OF STOCK

3.1. *Parent Common Stock.* Upon the Effective Time, each one hundred (100) shares of common stock of Parent held by the shareholders of Parent that was issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Companies, the holder of such share or any other person, be converted into one (1) share of common stock of the Surviving Company. If the total number of shares a stockholder holds of the common stock of Parent is not evenly divisible by one hundred (100), that stockholder will receive an additional whole share of the common stock of the Surviving Company.

IV. GENERAL

4.1. *Covenants of Subsidiary.* Subsidiary covenants and agrees that it will, on or before the Effective Time:

(a) file the IA Certificate of Merger with the Secretary of State of Delaware; and

(b) take such other actions as may be required by the IBCA.

4.2. *Covenants of Parent.* Parent covenants and agrees that it will, on or before the Effective Time:

(a) file the NV Certificate of Merger with the Secretary of State of New York; and

(b) take such other actions as may be required by the NRS.

4.3. *Further Assurances.* From time to time, as and when required by Subsidiary or by its successors or assigns, including without limitation the Surviving Company, there shall be executed and delivered on behalf of Parent such deeds and other instruments, and there shall be taken or caused to be taken by Subsidiary and Parent such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Parent and Subsidiary and otherwise to carry out the purposes of this Agreement, and the officers and the managing member of Subsidiary are fully authorized in the name and on behalf of Parent and Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.4. *Abandonment.* At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of directors of Parent or the board of directors of Subsidiary, or both, notwithstanding the approval of the principal terms of this Agreement by a majority of the shareholders of Parent or the adoption of this Agreement by the sole shareholder of Subsidiary, or by both.

4.5. *Amendment.* The board of directors of Subsidiary or the board of directors of Parent may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to applicable director or shareholder approval shall not, unless approved by such shareholders or board of directors as required by law: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of common stock of such Constituent Company, as applicable; (b) alter or change any term of the Article of Incorporation of the Surviving Company to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Company.

4.6. *Governing Law.* This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada and, so far as applicable, the merger provisions of the NRS.

4.7. *Counterparts.* This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of such Constituent Companies by their respective officers thereunto duly authorized.

WESTERN LUCRATIVE ENTERPRISES, INC.

By: *Wenjian Liu*
Wenjian Liu
Chief Executive Officer

ZHONG YA INTERNATIONAL LIMITED

By: *Wenjian Liu*
Wenjian Liu
Chief Executive Officer

FILED
IOWA
SECRETARY OF STATE
7-3-2018
11:40AM
W01185427